EXHIBIT 15-B



       Letter Re: Unaudited Interim Financial Information



January 24, 2006

Sprint Nextel Corporation
2001 Edmund Halley Drive
Reston, Virginia  20191

We have made a review,  in accordance  with the standards of the Public  Company
Accounting Oversight Board (United States), of (i) the unaudited interim financial information of Nextel Communications, Inc. and subsidiaries for the three-month periods ended March 31, 2005 and 2004, and have issued our report dated May 10, 2005, and (ii) the unaudited interim financial information for the six-month periods ended June 30, 2005 and 2004, and have issued our report dated July 28, 2005. As indicated in such reports, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which appear in the Forms 8-K and 8-K/A of Sprint Nextel Corporation dated August 18, 2005 and December 5, 2005, respectively, are being incorporated by reference in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration
Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP


McLean, Virginia